UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

September 16, 2011

Date of Report (Date of earliest event reported)

Pulse Electronics Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania	001-05375	23-1292472
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
.
1220 World Trade Drive
San Diego, CA 92128
(Address of principal executive offices)

(858) 674-8100
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Amendment of Employment Agreement of Ralph E. Faison

On September 16, 2011, Pulse Electronics Corporation, a Pennsylvania corporation (the “Company”), and Ralph E. Faison, the Chairman, President and Chief Executive Officer of the Company, entered into an amendment  (the “Amendment”) to the Employment Agreement (the “Employment Agreement”) dated January 4, 2011 between the Company and Mr. Faison. Pursuant to Section 4.2(d) the Employment Agreement, Mr. Faison was entitled to reimbursement in cash of $105,373.52 for moving-related expenses. Pursuant to the Amendment, the Company and Mr. Faison agreed that on September 16, 2011, in lieu of cash, the Company would issue and transfer to Mr. Fasion 33,558 shares (the “Shares”) of common stock, par value $0.125 per share, of the Company (“Common Stock”), in full and final satisfaction of the Company’s obligation to reimburse Mr. Faison for such moving-related expenses.  The Shares were issued at $3.14 per share (the closing price of the Common Stock on the New York Stock Exchange on September 15, 2011). The Shares were issued to Mr. Faison in a private placement pursuant to Section 4(2) of the Securities Act of 1933, as amended.

The foregoing is a summary of certain of the terms of the Amendment, is not complete, and is qualified by reference to the text of the Amendment which is filed as Exhibit 10.29 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit 10.29 - Amendment dated September 16, 2011 to Employment Agreement between Pulse Electronics Corporation and Ralph Faison.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pulse Electronics Corporation

Date: September 19, 2011	By:	/s/ Drew A. Moyer
Drew A. Moyer
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-10.29	Amendment dated September 16, 2011 to Employment Agreement between Pulse Electronics Corporation and Ralph Faison.